EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-188366 on Form S-3 and Registration Statement No. 333-186974, No. 333-164604, No. 333-164603, No. 333-141663, No. 333-141662, No. 333-90726, No. 333-90724, No. 333-42648, No. 333-27967, and No. 033-61075 on Form S-8 of our reports dated October 31, 2016, relating to the consolidated financial statements and financial statement schedule of Commercial Metals Company and subsidiaries (the “Company”) (which report expresses an unqualified opinion on those financial statements and financial statement schedule and includes an explanatory paragraph relating to the change in accounting method for valuing the Company’s U.S. inventories from the last-in, first-out method to the weighted average cost method for its Americas Mills, Americas Recycling, and Americas Fabrication segments and to the specific identification method for its steel trading division headquartered in the U.S. in its International Marketing and Distribution segment) and the effectiveness of Commercial Metals Company and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Commercial Metals Company for the year ended August 31, 2016.

/s/ Deloitte & Touche LLP

Dallas, Texas
October 31, 2016